Exhibit 10.18

AMENDMENT TO CONVERTIBLE DEBENTURES

This AMENDMENT TO CONVERTIBLE DEBENTURES (this “Amendment”) dated as of May 17, 2022, by and between Helbiz, Inc. (the “Company”) and YA II PN, Ltd. (the “Holder”). Each of the Company and the Holder shall be referred to collectively as the “Parties” and individually as a “Party.”

W I T N E S S E T H:

WHEREAS, pursuant to the terms of a certain Securities Purchase Agreement dated October 12, 2021, as amended, executed by and between and among the Parties, (i) on October 12, 2021, the Company issued the Holder a convertible debenture in the principal amount of $15,000,000 (Debenture No. HLBZ-1), (ii) on October 28, 2021, the Company issued the Holder a convertible debenture in the principal amount of $10,000,000 (Debenture No. HLBZ-2), and (iii) on November 11, 2021, the Company issued the Holder a convertible debenture in the principal amount of $5,000,000 (Debenture No. HLBZ-3);

WHEREAS, pursuant to the terms of a certain Securities Purchase Agreement, dated April 15, 2022 (the “2022 SPA"), executed by and between and among the Parties, (i) on April 15, 2022, the Company issued the Holder a convertible debenture in the principal amount of $6,000,000 (Debenture No. HLBZ-4) and (ii) the Holder agreed to purchase, and the Company agreed to issue, a convertible debenture (Debenture No. HLBZ-5 and together with Debenture No. HLBZ-1, Debenture No. HLBZ-2, Debenture No. HLBZ-3 and Debenture No. HLBZ-4, the “Debentures”) in the principal amount of $4,000,000 to be issued within one day of the U.S. Securities and Exchange Commission declaring a registration statement registering for resale shares underlying the Debentures; and

WHEREAS, the Parties desire to amend the Debentures (including the form of convertible debentures attached as Exhibit A to the 2022 SPA which will form the basis of Debenture No. HLBZ-5) pursuant to the terms and conditions of this Amendment;

NOW, THEREFORE, in consideration of the mutual promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties agree with the others as follows:

1.	Section 1(c) of each of the Debentures shall be amended and restated to reflect the following:

Section 1(c): Triggering Event. If, at any time after the Issuance Date, and from time to time thereafter, the daily VWAP is less than the Floor Price then in effect for 5 consecutive Trading Days (the first day of each such day of each such occurrence, a “Triggering Date”), then the Company shall make monthly payments beginning on the date which is 30 calendar days after the Triggering Date. Each monthly payment shall be in an amount equal to the sum of (i) the Principal Amount outstanding as of the Triggering Date divided by the number of full months until the Maturity Date, (ii) the Redemption Premium (as defined below) in respect of such Principal Amount, and (iii) accrued and unpaid interest hereunder as of each payment date. Each monthly payment obligation shall be reduced by any amounts converted since the last monthly payment. The obligation of the Company to make monthly payments hereunder shall cease if, any time after the applicable Triggering Date, the daily VWAP is greater than the Floor Price for a period of 10 consecutive Trading Days, unless a subsequent Triggering Date occurs. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

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2.	Section 13(i) of each of the Debentures shall be amended and restated to reflect the following:

Section 13(i) “Floor Price” means $0.25 per share.

3.	A new Section 7(o) to reflect the following shall be added to the 2022 SPA:

Section 7(o): Solely with respect to the Second Closing, the closing price of the Common Shares on each of the three Trading Days immediately prior to the Second Closing Date shall be greater than or equal to 150% of the Floor Price.

4.                     Except as herein amended, each of the Debentures issued as of the date hereof shall remain in full force and effect, and the form of convertible debentures attached as Exhibit A to the 2022 SPA which will form the basis of Debenture No. HLBZ-5 shall not otherwise be affected by this Amendment.

5.                     Further Assurances. Each Party hereto, without additional consideration, shall cooperate, shall take such further action and shall execute and deliver such further documents as may be reasonably requested by the other Party hereto in order to carry out the provisions and purposes of this Amendment.

6.                     Counterparts. This Amendment may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

7.                     Headings. The headings of Articles and Sections in this Amendment are provided for convenience only and will not affect its construction or interpretation.

8.                     Waiver. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Amendment or any of the documents referred to in this Amendment will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege.

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9.                     Severability. The invalidity or unenforceability of any provisions of this Amendment pursuant to any applicable law shall not affect the validity of the remaining provisions hereof, but this Amendment shall be construed as if not containing the provision held invalid or unenforceable in the jurisdiction in which so held, and the remaining provisions of this Amendment shall remain in full force and effect. If the Amendment may not be effectively construed as if not containing the provision held invalid or unenforceable, then the provision contained herein that is held invalid or unenforceable shall be reformed so that it meets such requirements as to make it valid or enforceable.

10.                 Governing Law. This Amendment shall be governed by and construed according to the laws of the State of New York, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Amendment shall be resolved exclusively in the competent federal or state court sitting in the City of New York, Borough of Manhattan, and each of the parties hereby submits irrevocably to the jurisdiction of such court.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Debentures to be duly executed as of the day and year first above written.

Company:

HELBIZ, INC.

By: /s/ Salvatore Palella
Name: Salvatore Palella
Title: Chief Executive Officer

Holder:

YA II PN, LTD.

By: Yorkville Advisors Global, LP
Its: Investment Manager

By: Yorkville Advisors Global II, LLC
Its: General Partner

By: /s/ Matt Beckman
Name: Matt Beckman
Title: Member

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